Exhibit 10.1

HIGHWOODS REALTY LIMITED PARTNERSHIP

OFFICE LEASE

TABLE OF CONTENTS

Article 1:	Basic Definitions and Provisions

	a.	Premises
	b.	Term
	c.	Intentionally Omitted
	d.	Permitted Use
	e.	Occupancy Limitation
	f.	Base Rent
	g.	Rent Payment Address
	h.	Security Deposit
	i.	Business Hours
	j.	After Hours HVAC Rate
	k.	Parking
	l.	Notice Addresses
	m.	Broker
	n.	Authorized Representative

Article 2:	Leased Premises

	a.	Premises
	b.	Common Areas

Article 3:	Term

	a.	Commencement and Expiration Dates
	b.	Delivery of Possession
	c.	Right to Occupy

Article 4:	Use

	a.	Permitted Use
	b.	Prohibited Equipment in Premises

Article 5:	Rent

	a.	Payment Obligations
	b.	Base Rent
	c.	Additional Rent

Article 6:	Security Deposit

Article 7:	Services by Landlord

	a.	Base Services
	b.	Landlord’s Maintenance
	c.	No Abatement

Article 8:	Tenant’s Acceptance and Maintenance of Premises

	a.	Acceptance of Premises
	b.	Move-in Obligations
	c.	Tenant’s Maintenance
	d.	Alterations to Premises
	e.	Restoration of Premises
	f.	Landlord’s Performance of Tenant’s Obligations
	g.	Construction Liens
	h.	Communications Compliance

Article 9:	Property of Tenant

Article 10:	Signs

Article 11:	Access to Premises

	a.	Tenant’s Access
	b.	Landlord’s Access

Article 12:	Tenant’s Compliance

Article 13:	Insurance Requirements

	a.	Tenant’s Liability Insurance
	b.	Tenant’s Property Insurance
	c.	Certificates of Insurance
	d.	Insurance Policy Requirements
	e.	Right to Increase Requirements
	f.	Landlord’s Property Insurance
	g.	Mutual Waiver of Subrogation

Article 14:	Indemnity

Article 15:	Quiet Enjoyment

Article 16:	Subordination; Attornment; Non-Disturbance; and Estoppel Certificate

	a.	Subordination and Attornment
	b.	Non-Disturbance
	c.	Estoppel Certificates

Article 17:	Assignment – Sublease

	a.	Landlord Consent
	b.	Permitted Assignments/Subleases
	c.	Notice to Landlord
	d.	Prohibited Assignments/Sublease
	e.	Limitation on Rights of Assignee/Sublessee
	f.	Tenant Not Released
	g.	Landlord’s Right to Collect Sublease Rents Upon Tenant Default
	h.	Excess Rents
	i.	Landlord’s Fees

Article 18:	Damages to Premises

	a.	Landlord’s Restoration Obligations
	b.	Tenant’s Restoration Obligations
	c.	Termination of Lease by Landlord
	d.	Termination of Lease by Tenant
	e.	Rent Abatement

Article 19:	Eminent Domain

	a.	Effect on Lease
	b.	Right to Condemnation Award

Article 20:	Environmental Compliance

	a.	Tenant’s Responsibility
	b.	Liability of the Parties
	c.	Inspections by Landlord

Article 21:	Default

	a.	Tenant’s Default
	b.	Landlord’s Remedies
	c.	Landlord’s Expenses
	d.	Remedies Cumulative
	e.	No Accord and Satisfaction
	f.	No Reinstatement
	g.	Unlawful Detainer
	h.	Landlord’s Default

Article 22:	Multiple Defaults

	a.	Loss of Option Rights
	b.	Increased Security Deposit
	c.	Effect on Notice and Cure Period

Article 23:	Bankruptcy

	a.	Trustee’s Rights
	b.	Adequate Assurance
	c.	Assumption of Lease Obligations

Article 24:	Notices

	a.	Addresses
	b.	Form; Delivery; Receipt

Article 25:	Holding Over

Article 26:	Right to Relocate

	a.	Substitute Premises
	b.	Upfit of Substitute Premises
	c.	Relocation Costs
	d.	Lease Terms

Article 27:	Broker’s Commissions

Article 28:	Anti-Terrorism Laws

Article 29:	General Provisions/Definitions

	a.	No Agency
	b.	Force Majeure
	c.	Building Standard Improvements
	d.	Limitation on Damages
	e.	Satisfaction of Judgments Against Landlord
	f.	Interest
	g.	Legal Costs
	h.	Sale of Premises or Building
	i.	Time of the Essence
	j.	Transfer of Security Deposit
	k.	Tender of Premises
	l.	Tenant’s Financial Statements
	m.	Recordation
	n.	Partial Invalidity
	o.	Binding Effect
	p.	Entire Agreement; Construction
	q.	Good Standing
	r.	Choice of Law
	s.	Effective Date

Article 30:	Special Conditions

Article 31:	Addenda and Exhibits

	a.	Addendum
	b.	Exhibit A – Premises
	c.	Exhibit A-1 – Work Letter
	d.	Exhibit B – Rules and Regulations
	e.	Exhibit C – Commencement Agreement
	f.	Exhibit D – Acceptance of Premises

OFFICE LEASE

THIS OFFICE LEASE (“Lease”), made this 17 day of April, 2014, by and between HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership (“Landlord”), and KIRKLAND’S, INC., a Tennessee corporation (“Tenant”), provides as follows:

1. BASIC DEFINITIONS AND PROVISIONS. The following basic definitions and provisions apply to this Lease:

a. Premises.	Rentable Square Feet:	76,199 rsf

	Phase I:	41,961 rsf, which consists of (i) a portion of the first floor space comprising approximately 16,268 rsf; and (ii) all of the third floor comprising approximately 25,693 rsf

	Phase II:	34,238 rsf, which consists of (i) the remainder of the first floor space comprising approximately 8,433 rsf; and (ii) all of the second floor comprising approximately 25,805 rsf

	Suites:	100, 200 and 300
	Building:	5310 Maryland Way
	Office Park:	Maryland Farms
	Street Address:	5310 Maryland Way
	City/County:	Brentwood, Williamson
	State/Zip Code:	Tennessee 37027

b. Term.	Number of Months:	125 (approx.) – See Expiration Date below

Commencement Dates:

Phase I Commencement Date: August 1, 2014

Phase II Commencement Date: October 1, 2014

Rent Commencement Dates:

Phase I Rent Commencement Date: November 1, 2014

Phase II Rent Commencement Date: January 1, 2015

	Expiration Date:	The last day of the 123rd complete calendar month following the Phase II Commencement Date

c. Intentionally Omitted

d. Permitted Use. General office use only, which shall be deemed to include storage and display space for Tenant’s merchandise.

e. Occupancy Limitation. No more than four persons per 1,000 rentable square feet of the Premises.

f. Base Rent. The minimum Base Rent for the Term is $16,881,552.40, payable in monthly installments on the 1st day of each month in accordance with the following Base Rent Schedule:

PERIOD	RATE	MONTHLY RENT	ANNUAL RENT
08/01/14 – 10/31/14*	$0.00*	$0.00*	$0.00*
11/01/14 – 12/31/14*	$20.00*	$69,935.00*	$139,870.00*
01/01/15 – 10/31/15	$20.00	$126,998.33	$1,269,983.30
11/01/15 – 10/31/16	$20.40	$129,538.30	$1,554,459.60
11/01/16 – 10/31/17	$20.81	$132,141.77	$1,585,701.24
11/01/17 – 10/31/18	$21.22	$134,745.23	$1,616,942.76
11/01/18 – 10/31/19	$21.65	$137,475.70	$1,649,708.40
11/01/19 – 10/31/20	$22.08	$140,206.16	$1,682,473.92
11/01/20 – 10/31/21	$22.52	$143,000.12	$1,716,001.44
11/01/21 – 10/31/22	$22.97	$145,857.59	$1,750,291.08
11/01/22 – 10/31/23	$23.43	$148,778.55	$1,785,342.60
11/01/23 – 10/31/24	$23.90	$151,763.01	$1,821,156.12
11/01/24 – 12/31/24	$24.38	$154,810.97	$309,621.94

*	Base Rent for the Phase I space shall be abated for the first three months following the Phase I Commencement Date (anticipated to occur on August 1, 2014); and Base Rent for Phase II space shall be abated for first three months following the Phase II Commencement Date (anticipated to occur on October 1, 2014). Thus, Base Rent for the period of November 1 – December 31, 2014 is calculated only on the 41,961 rentable square feet of the Phase I space.

The dates in the above rent schedule assume a Phase I Commencement Date of August 1, 2014, and a Phase II Commencement Date of October 1, 2014; and the dates are subject to adjustment depending on when the actual Phase I and Phase II Commencement Dates occur.

g. Rent Payment Address.	HIGHWOODS REALTY LIMITED PARTNERSHIP
P. O. Box 409355
Atlanta, GA 30384
Tax ID #: 56-1869557

h. Security Deposit.	[N/A]

i. Business Hours.	[N/A]

j. After Hours HVAC Rate.	[N/A]

k. Parking.	Except as needed on a limited and temporary basis by AT&T to service its portion of the Building referenced in Section 2.c hereinbelow, exclusive use of the parking lot associated with the Building.

l. Notice Addresses.

LANDLORD:	HIGHWOODS REALTY LIMITED PARTNERSHIP
c/o Highwoods Properties, Inc.
3322 West End Ave., Suite 600
Nashville, Tennessee 37203
Phone: 615/320-5566
Facsimile #: 615/320-5607

with a copy to:	HIGHWOODS REALTY LIMITED PARTNERSHIP
c/o Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604
Attn: Manager, Lease Administration and Legal Department
Facsimile #: 919/876-2448

TENANT:	KIRKLAND’S, INC.
5310 Maryland Way, Suite 100
Brentwood, Tennessee 37027
Attn: W. Michael Madden
Phone: 615/872-4800
Facsimile#:

with a copy to:	BASS, BERRY & SIMS, PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attn: Scott Thomas
Facsimile#: 615/742-2743

m. Broker	Cushman & Wakefield/Cornerstone Commercial Real Estate Services

n. Tenant’s Authorized Representative: W. Michael Madden

2.	LEASED PREMISES.

a. Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises identified in Section 1a and as more particularly shown on Exhibit A, attached hereto.

b. Common Areas. During the period between the Phase I Commencement Date and the Phase II Commencement Date, Tenant acknowledges that Tenant shall not be the sole tenant of the Building. During such period, Tenant agrees that Landlord shall have control over the Common Areas of the Building, and Tenant shall abide by Landlord’s reasonable rules and regulations intended to govern a multi-tenant building. “Common Areas” shall be deemed to include entrances, hallways, lobbies, elevators, restrooms, walkways and parking areas. Commencing on the Phase II Commencement Date, Landlord acknowledges that the Building shall be a single tenant building, except as otherwise provided herein, and as such, Tenant shall have control over the Common Areas as part of the Premises hereunder.

c. AT&T. Tenant acknowledges and agrees that Landlord leases a portion of the Building containing approximately 427 rentable square feet and located on the 1st floor to [AT&T] (“AT&T”). Tenant agrees to permit AT&T to access and use the space leased to AT&T in accordance with the terms of such lease provided that AT&T shall access such space only by way of the exterior door and vestibule located on the west side of the Building and further provided that Tenant shall have no liability or obligation to AT&T as a result of this Lease and Landlord acknowledges that AT&T shall look solely to Landlord for any claims that AT&T may have under its lease with Landlord.

3.	TERM.

a. Commencement and Expiration Dates. The Lease Term commences on the Phase I Commencement Date and expires on the Expiration Date as set forth in Section 1b, subject to the provisions of the Work Letter attached hereto as Exhibit A-1, and subject to the following:

i. If Landlord, for any reason, cannot deliver possession of the Phase I space to Tenant on the Phase I Commencement Date set forth in Section 1b, then the Phase I Commencement Date and the Phase I Rent Commencement Date shall be revised to conform to the date of Landlord’s delivery of possession of the Phase I space to Tenant. Likewise, If Landlord, for any reason, cannot deliver possession of the Phase II space to Tenant on the Phase II Commencement Date set forth in Section 1b, then the Phase II Commencement Date and the Phase II Rent Commencement Date shall be revised to conform to the date of Landlord’s delivery of possession of the Phase II space to Tenant. Neither

Landlord nor Landlord’s agents shall be liable to Tenant for any loss or damage resulting from the delay in delivery of possession. Notwithstanding the foregoing, in the event Landlord is unable to deliver possession of the Phase I space to Tenant within 90 days after the original Phase I Commencement Date set forth in Section 1b and/or Landlord is unable to deliver possession of the Phase II space to Tenant within 90 days after the original Phase II Commencement Date set forth in Section 1b (as such dates shall be extended on a day-for-day basis due to any delays resulting from force majeure or caused by Tenant – “Excused Delays”), then thereafter (i) Tenant may terminate this Lease by giving notice to Landlord; provided, however, if Landlord delivers the Phase I space or the Phase II space (as applicable) to Tenant prior to Tenant delivering its termination notice to Landlord, then Tenant shall be deemed to have forfeited its right to terminate the Lease based on Landlord’s failure to timely deliver the applicable portion of the Premises; or (ii) if Tenant shall not elect to terminate this Lease, Tenant shall receive one days’ free rent for each day of delay in the delivery of the Premises. Landlord shall cooperate in good faith to make available the Premises, or any material portion thereof, to Tenant as soon as such space shall become available for the purpose of completing the Tenant Improvements.

ii. The Commencement Dates, Rent Commencement Dates and Expiration Date may be set forth in a Commencement Agreement similar to Exhibit C, attached hereto, to be prepared by Landlord and promptly executed by the parties. If the Expiration Date does not occur on the last day of a calendar month, then the Term shall be extended by the number of days necessary to cause the Expiration Date to occur on the last day of the last calendar month of the Term. Tenant shall pay Base Rent and Additional Rent for such additional days at the same rate payable for the portion of the last calendar month immediately preceding such extension.

b. Delivery of Possession. As further specified in the Work Letter attached hereto as Exhibit A-1, “delivery of possession” shall mean the earlier of: (i) the date Landlord has the applicable portion of the Premises ready for occupancy by Tenant; or (ii) the date Landlord could have had the applicable portion of the Premises ready had there been no delays attributable to Tenant.

c. Right to Occupy. Prior to occupancy of the Phase I Premises and the Phase II Premises, Tenant’s Authorized Representative shall execute an Acceptance of Premises similar to Exhibit D attached hereto, to be prepared by Landlord and executed by the parties. Tenant shall not occupy the Premises until Tenant has delivered all required certificates of insurance to Landlord. Tenant’s failure to comply with this (or any other conditions precedent to occupancy under the terms of this Lease) shall not delay the applicable Commencement Dates.

4.	USE.

a. Permitted Use. The Premises may be used only for general office purposes in connection with Tenant’s Permitted Use as defined in Section 1d and in accordance with the Occupancy Limitation as set forth in Section 1e. Tenant shall not use the Premises:

i. In violation of any restrictive covenants which apply to the Premises;

ii. In any manner that constitutes a nuisance or trespass or unreasonably disturbs other tenants in the Building or Office Park, as applicable;

iii. In any manner which increases any insurance premiums (unless Tenant pays for such increase), or makes such insurance unavailable to Landlord on the Building; or

iv. In any manner that creates demands for electricity, heating or air conditioning in excess of the electrical capacity of the Building which is five watts per useable square foot for Building Standard lighting, HVAC, and convenience outlets associated with the Building.

v. For any purpose except the Permitted Use, unless consented to by Landlord in writing.

b. Prohibited Equipment in Premises. Tenant shall not use or install any equipment in the Premises that places extraordinary demands on the electrical, heating or air conditioning systems (“High Demand Equipment”) without Landlord’s prior written consent, which consent shall not be unreasonably withheld. High Demand Equipment shall include, without limitation, any supplemental HVAC units. No such consent will be given if Landlord determines, in its reasonable opinion, that such High Demand Equipment may not be safely used in the Premises or that electrical service is not adequate to support the High Demand Equipment. Landlord’s consent may be conditioned, without limitation, upon separate metering of the High Demand Equipment and Tenant’s payment of all engineering, equipment, installation, maintenance, removal and restoration costs and utility charges associated with the High Demand Equipment and the separate meter, as well as administrative costs as provided below. If High Demand Equipment used in the Premises by Tenant affects the temperature otherwise maintained by the heating and air conditioning system, Landlord shall have the right to install supplemental air conditioning units in the Premises and/or require Tenant to use any existing supplemental units serving the Premises. If supplemental units are required by Landlord pursuant to the foregoing sentence, or if Tenant requests the installation and/or use of any supplemental units, then the costs of engineering, installing, operating, maintaining and repairing the units shall be paid by Tenant.

5.	RENT.

a. Payment Obligations. Beginning on the applicable Rent Commencement Date, Tenant shall pay Base Rent and Additional Rent (collectively, “Rent”) on or before the first day of each calendar month during the Term, as follows:

i. Rent payments shall be sent to the Rent Payment Address set forth in Section 1g.

ii. Rent shall be paid without previous demand or notice and without set off or deduction (except as otherwise provided in this Lease). Tenant’s obligation to pay Rent under this Lease is completely separate and independent from any of Landlord’s obligations under this Lease. Any payment by Tenant or acceptance by Landlord of a lesser amount than shall be due from Tenant to Landlord shall be treated as a payment on account. The acceptance by Landlord of a check or other draft for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full shall be given no effect, and Landlord may accept such check or draft without prejudice to any other rights or remedies which Landlord may have against Tenant.

iii. If the Rent Commencement Date is a day other than the first day of a calendar month, then Rent for such month shall be (i) prorated for the period between the Rent Commencement Date and the last day of the month in which the Rent Commencement Date falls, and (ii) due and payable on the Rent Commencement Date.

iv. If Rent is not received within five business days of the due date, Landlord shall be entitled to an overdue payment fee in the amount of 5% of all Rent due.

v. If Landlord presents Tenant’s check to any bank and Tenant has insufficient funds to pay for such check, then Landlord shall be entitled to $100 as a bad check fee.

b. Base Rent. Tenant shall pay Base Rent as set forth in Section 1f.

c. Additional Rent. In addition to Base Rent, Tenant shall pay as rent all sums and charges due and payable by Tenant under this Lease (“Additional Rent”), including, but not limited to, Tenant’s Proportionate Share of the increase in Operating Expenses and Taxes as set forth in the Addendum to the Lease. Notwithstanding any provision herein to the contrary, Tenant shall be solely responsible for payment of all costs associated with Tenant’s electrical usage in the Building as part of Additional Rent.

6.	SECURITY DEPOSIT. [Intentionally Omitted]

7.	SERVICES BY LANDLORD.

a. Base Services. Provided that the Lease or Tenant’s right of possession to the Premises has not been terminated, Landlord shall cause to be furnished to the Building, or as applicable, the Premises the following services:

i. Water for drinking, lavatory and toilet purposes.

ii. Electricity for the building standard fluorescent lighting and for the operation of general office machines.

iii. Building standard fluorescent lighting composed of 2’ x 4’ fixtures; Tenant shall service, replace and maintain at its own expense any incandescent fixtures, table lamps, or lighting other than the Building Standard fluorescent light, and any dimmers or lighting controls other than controls for the building standard fluorescent lighting.

iv. Heating and air conditioning for the reasonably comfortable use and occupancy of the Premises.

v. Landscaping and maintenance of all exterior portions of the Premises, including but not limited to restriping of the parking lots and snow removal as reasonably determined to be needed by Landlord.

vi. Janitorial services five days a week (excluding National and State holidays).

vii. Except as needed on a limited and temporary basis by AT&T to service its portion of the Building referenced in Section 2.c hereinabove, exclusive use of the parking lot associated with the Building.

Notwithstanding the foregoing or any provision herein to the contrary, Tenant shall be solely responsible for all costs associated with the engineering, metering, installation, operation, maintenance, repair and replacement of any supplemental HVAC units used by Tenant (whether existing or installed by or on behalf of Tenant or by Landlord pursuant to Section 4.b above).

b. Landlord’s Maintenance. Landlord shall make all repairs and replacements to the Building (including Building fixtures and equipment), Common Areas and Building Standard Improvements in the Premises, except for repairs and replacements that Tenant must make under Article 8. Landlord shall not be obligated to repair or maintain Non-Standard Improvements (as defined in this Lease). Landlord’s maintenance shall include the roof, foundation, exterior walls, interior structural walls, all structural components, and all Building systems, such as mechanical, electrical, HVAC, and plumbing. Repairs or replacements shall be made within a reasonable time (depending on the nature of the repair or replacement needed) after receiving notice from Tenant or Landlord having actual knowledge of the need for a repair or replacement.

c. No Abatement. There shall be no abatement or reduction of Rent by reason of any of the foregoing services not being continuously provided to Tenant; provided, however, if any of the foregoing services is interrupted due to the negligence or willful misconduct of Landlord or its employees, agents or contractors such that Tenant cannot reasonably conduct its Permitted Use in the Premises from the standpoint of prudent business management, and the interruption continues for a period of at least three consecutive business days following Landlord’s receipt of notice from Tenant, then Rent shall abate during the period beginning on the fourth consecutive business day of the interruption and ending on the date the service is restored; provided, however, that if only a portion of the Premises is rendered unusable for Tenant’s Permitted Use as a result of the interruption and Tenant reasonably can continue to use the remainder as determined from the standpoint of prudent business management, then Rent shall abate only in proportion to the amount of the Premises in which Tenant is unable to conduct its Permitted Use. Landlord shall have the right to temporarily shut down the Building systems (including electricity and HVAC systems) for required maintenance and safety inspections in a commercially reasonable manner (provided, Landlord gives notice thereof to Tenant prior to such shut down), and in cases of emergency.

8.	TENANT’S ACCEPTANCE AND MAINTENANCE OF PREMISES.

a. Acceptance of Premises. Except as expressly provided otherwise in this Lease, Tenant’s occupancy of the Premises is Tenant’s representation to Landlord that (i) Tenant has examined and inspected the Premises, (ii) finds the Premises to be as represented by Landlord and satisfactory for Tenant’s intended use, and (iii) constitutes Tenant’s acceptance of the Premises “as is” with the exception of any punchlist items to be completed by Landlord. Landlord makes no representation or warranty as to the condition of the Premises except as specifically set forth elsewhere in this Lease.

b. Move-In Obligations. Tenant shall schedule its move-in with the Landlord’s Property Manager. Prior to the move-in, Tenant must provide the name, address and contact information for Tenant’s moving company, and the moving company must comply with Landlord’s requirements, including insurance. During Tenant’s move-in, a representative of Tenant must be on-site with Tenant’s moving company to insure proper treatment of the Building and the Premises. Elevators, entrances, hallways and other

Common Areas must remain in use for the general public during ordinary business hours. Any specialized use of elevators or other Common Areas must be coordinated with Landlord’s Property Manager. Tenant must properly dispose of all packing material and refuse in accordance with the Rules and Regulations. Any damage or destruction to the Building or the Premises caused by Tenant or its moving company, employees, agents or contractors during Tenant’s move-in will be the sole responsibility of Tenant.

c. Tenant’s Maintenance. Tenant, at its expense, shall: (i) keep the Premises and fixtures in good order, including, without limitation, any hot water heater(s) exclusively serving the Premises; (ii) repair and replace Non-Standard Improvements installed by or at Tenant’s request that serve the Premises (unless the Lease is ended because of casualty loss or condemnation); (iii) make repairs and replacements to the Premises and/or Building needed because of Tenant’s misuse; and (iv) not commit waste. “Non-Standard Improvements” means such items as (i) High Demand Equipment and separate meters, (ii) all wiring and cabling from the point of origin to the termination point, (iii) raised floors for computer or communications systems, (iv) telephone equipment, security systems, and UPS systems, (iv) equipment racks, (v) alterations installed by or at the request of Tenant after the Phase II Rent Commencement Date, (vi) equipment installed in a kitchen, kitchenette or break room within the Premises, including any ice machine, refrigerator, dishwasher, garbage disposal, coffee machine and microwave, sink and related faucets, water filter and water purification system, (vii) kitchen drain lines; and (ix) any other improvements that are not part of the Building Standard Improvements, including, but not limited to, special equipment, decorative treatments, lights and fixtures and executive restrooms.

d. Alterations to Premises. Tenant shall make no structural or interior alterations to the Premises without the prior written approval of Landlord. If Tenant requests alterations, Tenant shall provide Landlord with a complete set of construction drawings. If the requested alterations are approved by Landlord, then Tenant may complete the alterations with contractors approved by Landlord. Notwithstanding the foregoing, Tenant, at its sole cost and expense, shall have the right to make interior, non-structural alterations to the Premises of up to $50,000.00 per occurrence without the prior written approval of Landlord (“Permitted Alterations”), provided the Permitted Alterations (i) do not require a building permit; (ii) do not create an unreasonable burden on the load bearing capability of the floor or otherwise affect any structural elements of the Building and/or Premises; (iii) do not modify, connect to, or interfere with any Building systems (such as the HVAC, plumbing or electrical systems) in an adverse way; and (iv) are not visible from outside of the Premises. Tenant shall notify Landlord in writing prior to making any such Permitted Alterations. Tenant’s contractors and/or subcontractors must be licensed in the State of Tennessee and must be approved in writing by Landlord prior to the commencement of any alterations. Landlord hereby agrees not to unreasonably withhold, condition or delay its approval of Tenant’s contractors and subcontractors or any of Tenant’s proposed alterations. Any alterations performed by Tenant must be completed in a good and workmanlike manner and in accordance with all applicable laws, codes and regulations. Landlord shall have the right to inspect Tenant’s work periodically in connection with any alterations to the extent reasonably necessary to ensure Tenant’s compliance with this provision.

e. Restoration of Premises. At the expiration or earlier termination of this Lease, Tenant shall deliver each and every part of the Premises in as good repair and condition as the applicable Commencement Date, ordinary wear and tear and damage by casualty and condemnation excepted. Tenant shall not be required to remove any Non-Standard Improvements unless Landlord notified Tenant at the time the Non-Standard Improvements were approved by Landlord that Tenant would be required to remove the same upon the expiration or termination of the Lease; provided, however, Tenant shall be obligated to remove any and all wiring and cabling installed by or specifically on behalf of Tenant; and further provided that Landlord reserves the right to reasonably require Tenant to remove any Non-Standard Improvements that were installed without Landlord’s approval. Tenant shall repair any damage caused by the removal of any Non-Standard Improvements.

f. Landlord’s Performance of Tenant’s Obligations. If Tenant does not perform its maintenance or restoration obligations in a timely manner, commencing the same within five business days after receipt of notice from Landlord specifying the work needed, and thereafter diligently and continuously pursuing the work until completion, then Landlord shall have the right, but not the obligation, to perform such work on Tenant’s behalf. Any amounts expended by Landlord on such maintenance or restoration shall be Additional Rent to be paid by Tenant to Landlord within 30 days after demand.

g. Construction Liens. Tenant shall keep Landlord’s property, including, without limitation, the Premises, Building, Common Areas and real estate upon which the Building and Common Areas are situated (collectively “Landlord’s Property”), free from any liens arising out of any work performed, materials furnished, or obligations incurred by or on behalf of Tenant. Should any lien or claim of lien be filed against Landlord’s Property by reason of any act or omission of Tenant or any of Tenant’s agents, employees, contractors or representatives, then Tenant shall cause the same to be canceled and discharged of record by bond or otherwise within 30 days after the filing thereof. Should Tenant fail to discharge the lien within 10 days, then Landlord may discharge the lien. The amount paid by Landlord to discharge the lien (whether directly or by bond), plus all administrative and legal costs incurred by Landlord, shall be Additional Rent payable by Tenant within 30 days after receipt of Landlord’s written demand. The remedies provided herein shall be in addition to all other remedies available to Landlord under this Lease or otherwise.

h. Communications Compliance. Tenant acknowledges and agrees that any and all telephone and telecommunication services desired by Tenant shall be ordered and utilized at the sole expense of Tenant.

9. PROPERTY OF TENANT. Tenant shall pay when due all taxes levied or assessed upon Tenant’s equipment, fixtures, furniture, leasehold improvements and personal property located in the Premises. Tenant may remove all fixtures and equipment which it has placed in the Premises; provided, however, Tenant must repair all damages caused by such removal. If Tenant does not remove its property from the Premises upon the expiration or earlier termination (for whatever cause) of this Lease, such property shall be deemed abandoned by Tenant, and Landlord may dispose of the same in whatever manner Landlord may elect without any liability to Tenant.

10. SIGNS. Except as expressly provided otherwise herein, Tenant may not erect, install or display any sign or advertising material upon the exterior of the Building or Premises (including any exterior doors, walls or windows) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Door and directory signage shall be provided and installed by the Landlord in accordance with building standards at Tenant’s expense, unless otherwise provided in the Work Letter attached as Exhibit A-1. Unless otherwise provided in the Work Letter attached as Exhibit A-1, one access card per current employee on site as of the Phase II Rent Commencement Date will be provided at Landlord’s expense, with the number of cards not to exceed Tenant’s occupancy ratio set forth in Section 1e of the Lease. Any subsequently issued access cards will be at Tenant’s expense. As long as (a) the Lease or Tenant’s right of possession to the Premises has not been terminated; and (b) Tenant continues to lease at least seventy-five percent (75%) of the Building, Landlord hereby grants to Tenant the right to place identification sign(s) on the exterior of the Building and on the monument sign at the street (collectively, “Tenant’s Exterior Signage”) to the maximum extent permitted by applicable laws, ordinance, covenants and restrictions affecting the Property. All elements of Tenant’s Exterior Signage, including, without limitation, the exact location of the exterior Building signs and all materials, colors, size and lettering for Tenant’s Exterior Signage, shall be subject to all applicable laws, ordinances, covenants and restrictions, as well as the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall be responsible for any costs associated with the manufacture and installation of Tenant’s Exterior Signage, provided the cost thereof may be deducted from the Allowance. Landlord shall maintain and repair Tenant’s Exterior Signage at Tenant’s expense during the Term, and Tenant shall be solely responsible for all costs associated with the removal and disposal of Tenant’s Exterior Signage upon the expiration or earlier termination of the Lease. Landlord’s grant of Tenant’s Exterior Signage rights hereunder is personal to Kirkland’s, Inc.; and Landlord reserves the right to revoke Tenant’s Exterior Signage rights hereunder upon an assignment of the Lease by Kirkland’s, Inc. to any entity other than its affiliate, subsidiary or successor-in-interest by merger, acquisition or consolidation.

11.	ACCESS TO PREMISES.

a. Tenant’s Access. Tenant, its agents, employees, invitees, and guests, shall have access to the Premises and reasonable ingress and egress to the Common Areas of the Building 24 hours a day, seven days a week; provided, however, Landlord by reasonable regulation may control such access for the comfort, convenience, safety and protection of all tenants in the Building, or as needed for making repairs and alterations. Tenant shall be responsible for providing access to the Premises to its agents, employees, invitees and guests after ordinary business hours and on weekends and holidays, but in no event shall Tenant’s use of and access to the Premises during non-business hours compromise the security of the Building.

b. Landlord’s Access. Landlord shall have the right to enter the Premises at any time without notice in the event of an emergency. Additionally, Landlord shall have the right, at all reasonable times and upon reasonable oral notice, either itself or through its authorized agents, to enter the Premises (i) to make repairs, alterations or changes that Landlord is permitted or required to make pursuant to the terms of this Lease; (ii) to inspect the Premises, mechanical systems and electrical devices and (iii) to show the Premises to prospective mortgagees and purchasers. Within 180 days prior to the Expiration Date, Landlord shall have the right, either itself or through its authorized agents, to enter the Premises at all reasonable times and upon reasonable oral notice to show prospective tenants. Landlord shall use reasonable efforts to minimize any interruption to Tenant’s business operations during any entry by Landlord into the Premises.

12. TENANT’S COMPLIANCE. Tenant shall comply with all applicable laws, ordinances and regulations affecting the Premises, whether now existing or hereafter enacted. Tenant shall comply with the Rules and Regulations attached as Exhibit B. Any conflict between this Lease and the Rules and Regulations shall be governed by the terms of this Lease.

13. INSURANCE REQUIREMENTS.

a. Tenant’s Liability Insurance. Throughout the Term, Tenant, at its sole cost and expense, shall keep or cause to be kept for the mutual benefit of Landlord, Landlord’s Property Manager, and Tenant, Commercial General Liability Insurance (1986 ISO Form or its equivalent) with a combined single limit, each Occurrence and General Aggregate-per location, of at least $2,000,000.00 (which may be obtained with umbrella policies), which policy shall insure against liability of Tenant, arising out of and in connection with Tenant’s use of the Premises. Landlord and its managing agent shall be named as an Additional Insured on any and all liability insurance policies required under this Lease.

b. Tenant’s Property Insurance. Tenant, at its own cost and expense, shall also carry the equivalent of ISO Special Form Property Insurance on Tenant’s Property for full replacement value and with coinsurance waived. For purposes of this provision, “Tenant’s Property” shall mean Tenant’s personal property and fixtures, and any improvements to the Premises that were paid for by Tenant (and were not provided to the Premises pursuant to a tenant improvement allowance provided to Tenant by Landlord or at Landlord’s cost).

c. Certificates of Insurance. Prior to taking possession of the Premises, and annually thereafter, Tenant shall deliver to Landlord certificates of insurance evidencing such policies. If Tenant fails to provide Landlord with certificates or other evidence of insurance coverage, Landlord may obtain the required coverage on Tenant’s behalf, in which event the cost of such coverage shall be Additional Rent due and payable by Tenant within 10 days after receipt of Landlord’s written demand.

d. Insurance Policy Requirements. Tenant’s insurance policies required by this Lease shall: (i) be issued by insurance companies licensed to do business in the state in which the Premises are located with a general policyholder’s ratings of at least A- and a financial rating of at least VI in the most current Best’s Insurance Reports available on the Phase I Commencement Date, or if the Best’s ratings are changed or discontinued, the parties shall agree to a comparable method of rating insurance companies; (ii) endorsed to be primary to all insurance available to Landlord, with Landlord’s being excess, secondary or noncontributory; and (iii) have a deductible or self-insured retention of no more than $100,000.00 unless approved in writing by Landlord. All deductibles and/or retentions shall be paid by, assumed by, for the account of, and at Tenant’s sole risk. Tenant may provide the insurance required by virtue of the terms of this Lease by means of a policy or policies of blanket insurance so long as: (a) the amount of the total insurance allocated to the Premises under the terms of the blanket policy or policies furnishes protection equivalent to that of separate policies in the amounts required by the terms of this Lease; and (b) the blanket policy or policies comply in all other respects with the requirements of this Lease.

e. Right to Increase Requirements. Landlord shall have the right, upon prior notice to Tenant but no more than once every five years during the Term and at no time during the initial five (5) years of the Term, to require Tenant to increase the limit and coverage amount of any insurance Tenant is required to maintain under this Lease (but as to Tenant’s Liability Insurance not more than Two Million and No/100 Dollars at any one (1) time) if in Landlord’s commercially reasonable judgment (or that of Landlord’s mortgagee) the coverage is insufficient and such an increase is necessary to meet the standards of insurance coverage then currently being maintained on similar buildings in the immediate vicinity of the Building.

f. Landlord’s Property Insurance. Landlord shall keep the Building, including the improvements (but excluding Tenant’s Property), insured against damage and destruction by perils insured by the equivalent of ISO Special Form Property Insurance for full replacement value.

g. Mutual Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord hereby releases and waives unto Tenant (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, and Tenant hereby releases and waives unto Landlord (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, all rights to claim damages for any injury, loss, cost or damage to persons or to the Premises or any other casualty, as long as the amount of such injury, loss, cost or damage has been paid either to Landlord, Tenant, or any other person, firm or corporation, under the terms of any Property, General Liability, or other policy of insurance, to the extent such releases or waivers are permitted under applicable law. As respects all policies of insurance carried or maintained pursuant to this Lease and to the extent permitted under such policies, Tenant and Landlord each waive the insurance carriers’ rights of subrogation. For purposes of this provision, insurance proceeds paid to either party shall be deemed to include any deductible or self-insurance retention amount for which that party is responsible. A party’s failure to obtain or maintain any insurance coverage required to be carried pursuant to the terms of this Lease shall not negate the waivers and releases set forth herein as long as the insurance that the party failed to obtain or maintain would have covered the loss or damage for which the party is waiving its claims. Nothing in this provision shall be deemed a waiver or release by Landlord of its right to claim, demand and collect insurance proceeds directly from Tenant’s insurer pursuant to Landlord’s status as an additional insured under any insurance policy Tenant is required to carry pursuant to the terms of this Lease.

14. INDEMNITY. Subject to the insurance requirements, releases and mutual waivers of subrogation set forth in this Lease, and except to the extent caused by Landlord’s negligence or willful misconduct, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, damages, losses, liabilities, lawsuits, costs and expenses (including reasonable attorneys’ fees at all tribunal levels) arising out of or related to (i) any activity, work, or other thing done, by Tenant in or about the Premises or the Building, (ii) any breach or default by Tenant in the performance of any of its obligations under this Lease, or (iii) any act or neglect of Tenant, or any officer, agent, employee, contractor, servant, invitee or guest of Tenant. Subject to the insurance requirements, releases and mutual waivers of subrogation set forth in this Lease, and except to the extent caused by Tenant’s negligence or willful misconduct, Landlord shall indemnify and hold Tenant harmless from and against any and all claims, damages, losses, liabilities, lawsuits, costs and expenses (including reasonable attorneys’ fees at all tribunal levels) arising out of or related to (a) any activity, work, or other thing done, permitted or suffered by Landlord in or about the Common Areas or the Building, (b) any breach or default by Landlord in the performance of any of its obligations under this Lease, or (c) any act or neglect of Landlord, or any officer, agent, employee, contractor or servant of Landlord.

15. QUIET ENJOYMENT. Tenant shall have quiet enjoyment and possession of the Premises, provided Tenant promptly and fully complies with all of its obligations under this Lease. No action of Landlord working in other space in the Building, or in repairing or restoring the Premises in accordance with its obligations hereunder, shall be deemed a breach of this covenant.

16. SUBORDINATION AND ATTORNMENT; NON-DISTURBANCE; AND ESTOPPEL CERTIFICATE.

a. Subordination and Attornment. Tenant agrees to execute within 10 business days after request to do so from Landlord or its mortgagee (to include a grantee of a security deed) an agreement:

i. Making this Lease superior or subordinate to the interests of the mortgagee;

ii. Agreeing to attorn to the mortgagee;

iii. Giving the mortgagee notice of, and a reasonable opportunity (which shall in no event be less than 30 days after notice thereof is delivered to mortgagee) to cure any Landlord default and agreeing to accept such cure if effected by the mortgagee;

iv. Permitting the mortgagee (or other purchaser at any foreclosure sale), and its successors and assigns, on acquiring Landlord’s interest in the Premises and the Lease, to become substitute Landlord hereunder, with liability only for such landlord obligations as accrue after Landlord’s interest is so acquired;

v. Agreeing to attorn to any successor landlord; and

vi. Containing such other agreements and covenants on Tenant’s part as Landlord’s mortgagee may reasonably request.

b. Non-Disturbance. Tenant’s obligation to subordinate its interests or attorn to any mortgagee is conditioned upon the mortgagee’s agreement not to disturb Tenant’s possession and quiet enjoyment of the Premises under this Lease so long as Tenant is in compliance with the terms of the Lease.

c. Current Mortgages. Landlord hereby represents and warrants that there are no mortgagee(s) holding a deed of trust affecting the Premises as of the Phase I Commencement Date.

d. Estoppel Certificates. Tenant agrees to execute within ten business days after request, and as often as reasonably requested but not more than twice in any 12 month period except in event of the mortgage or sale of the Building, estoppel certificates confirming any factual matter requested by Landlord which is true and is within Tenant’s knowledge regarding this Lease, and the Premises, including but not limited to: (i) the date of occupancy, (ii) Expiration Date, (iii) the amount of Rent due and date to which Rent is paid, (iii) whether Tenant has any defense or offsets to the enforcement of this Lease or the Rent payable, (iv) any default or breach by Landlord, and (v) whether this Lease, together with any modifications or amendments, is in full force and effect.

17. ASSIGNMENT – SUBLEASE.

a. Landlord Consent. Except as provided in Section 17b below, Tenant may not assign or encumber this Lease or its interest in the Premises arising under this Lease, and may not sublet all or any part of the Premises, without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Factors which Landlord may consider in deciding whether to consent to an assignment or sublease include (without limitation), (i) the creditworthiness of the assignee or sublessee, (ii) the proposed use of the Premises, and (iii) any renovations to the Premises or special services required by the assignee or sublessee. Landlord will not consent to an assignment or sublease that might result in a use that conflicts with the rights of any existing tenant. One consent shall not be the basis for any further consent. The term “assignment” shall be defined and deemed to include the following: (a) if Tenant is a partnership, the withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning 30% or more of the partnership, or the dissolution of the partnership; (b) if Tenant consists of more than one person, an assignment, whether voluntary, involuntary, or by operation of law, by one person to one of the other persons that is a Tenant; (c) if Tenant is a corporation, any dissolution or reorganization of Tenant, or the sale or other transfer of a controlling percentage (hereafter defined) of capital stock of Tenant other than to an affiliate or subsidiary or the sale of more than 50% in value of the assets of Tenant; and (d) if Tenant is a limited liability company, the change of members whose interest in the company is more than 50%. The phrase “controlling percentage” means the ownership of, and the right to vote, stock possessing more than 50% of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors, or such lesser percentage as is required to provide actual control over the affairs of the corporation; except that, if the Tenant is a publicly traded company, public trades or sales of the Tenant’s stock on a national stock exchange shall not be considered an assignment hereunder even if the aggregate of the trades of sales exceeds 50% of the capital stock of the company.

b. Permitted Assignments/Subleases. Notwithstanding the foregoing, Tenant may assign this Lease or sublease part or all of the Premises without Landlord’s consent to: (i) any corporation, limited liability company, or partnership that controls, is controlled by, or is under common control with, Tenant; or (ii) any corporation or limited liability company resulting from the merger or consolidation with Tenant or to any entity that acquires all of Tenant’s assets as a going concern of the business that is being conducted on the Premises; provided, however, the assignor remains liable under the Lease and the assignee or sublessee is a bona fide entity and assumes the obligations of Tenant, is as creditworthy as the Tenant, and continues the same Permitted Use as provided under Article 4.

c. Notice to Landlord. Landlord must be given prior written notice of every assignment or subletting, and failure to do so shall be a default hereunder.

d. Prohibited Assignments/Subleases. In no event shall this Lease be assignable by operation of any law, and Tenant’s rights hereunder may not become, and shall not be listed by Tenant as an asset under any bankruptcy, insolvency or reorganization proceedings. Acceptance of Rent by Landlord after any non-permitted assignment or sublease shall not constitute approval thereof by Landlord.

e. Limitation on Rights of Assignee/Sublessee. Any assignment for which Landlord’s consent is required shall not include the right to exercise any options to renew the Term, expand the Premises or similar options, unless specifically provided for in the consent. Additionally, no sublease shall provide the subtenant the right to exercise any options to renew the Term, expand the Premises or similar options provided to Tenant under the Lease.

f. Tenant Not Released. No assignment or sublease shall release Tenant of any of its obligations under this Lease.

g. Landlord’s Right to Collect Sublease Rents upon Tenant Default. If the Premises (or any portion) is sublet and Tenant defaults under its obligations to Landlord, then Landlord is authorized, at its option, to collect all sublease rents directly from the sublessee. Tenant hereby assigns the right to collect the sublease rents to Landlord in the event of Tenant default. The collection of sublease rents by Landlord shall not relieve Tenant of its obligations under this Lease, nor shall it create a contractual relationship between sublessee and Landlord or give sublessee any greater estate or right to the Premises than contained in its sublease.

h. Intentionally Omitted.

i. Landlord’s Fees. Tenant shall pay Landlord an administration fee of $500.00 per assignment or sublease transaction for which Landlord’s consent is required.

18. DAMAGES TO PREMISES.

a. Landlord’s Restoration Obligations. If the Building or Premises are damaged by fire or other casualty (“Casualty”), then, unless the Lease is terminated as provided in this Article 18, Landlord shall repair and restore the Premises to substantially the same condition of the Premises immediately prior to such Casualty, subject to the following terms and conditions:

i. The casualty must be insured under Landlord’s insurance policies, and Landlord’s obligation is limited to the extent of the insurance proceeds received by Landlord provided Landlord obtained the insurance required by this Lease. Landlord’s duty to repair and restore the Premises shall not begin until receipt of the insurance proceeds.

ii. Landlord’s lender(s) must permit the insurance proceeds to be used for such repair and restoration.

iii. Landlord shall have no obligation to repair and restore Tenant’s trade fixtures, decorations, signs, contents, or any Non-Standard Improvements to the Premises.

b. Tenant’s Restoration Obligations. Unless the Lease is terminated as provided in this Article 18, Tenant shall promptly repair, restore, or replace Tenant’s Property. All repair, restoration or replacement of Tenant’s Property shall be at least to the same condition as existed prior to the Casualty.

c. Termination of Lease by Landlord. Landlord shall have the option of terminating the Lease following the Casualty if: (i) the Premises is rendered wholly untenantable; (ii) the Premises is damaged in whole or in part as a result of a risk which is not covered by Landlord’s insurance policies; (iii) Landlord’s lender does not permit a sufficient amount of the insurance proceeds to be used for restoration purposes; (iv) the Premises is damaged in whole or in part during the last two years of the Term; or (v) the Building containing the Premises is damaged (whether or not the Premises is damaged) to an extent of 50% or more of the fair market value thereof. If Landlord elects to terminate this Lease, then it shall give notice of the cancellation to Tenant within 60 days after the date of the Casualty. Tenant shall vacate and surrender the Premises to Landlord within 15 days after receipt of the notice of termination.

d. Termination of Lease by Tenant. Tenant shall have the option of terminating the Lease if: (i) Landlord has failed to substantially restore the damaged Building or Premises within 180 days of the Casualty (“Restoration Period”); (ii) the Restoration Period has not been delayed by Tenant delays or force majeure; and (iii) Tenant gives Landlord notice of the termination within 15 days after the end of the Restoration Period (as extended by any Tenant delay or force majeure delays). If Landlord is delayed by Tenant delay or force majeure, then within 15 days of the event causing the delay, Landlord must provide Tenant with notice stating the reason for the delays and a good faith estimate of the length of the delays.

e. Rent Abatement. If the Premises is rendered wholly untenantable by the Casualty, then the Rent payable by Tenant shall be fully abated. If the Premises is only partially damaged, then Tenant shall continue the operation of Tenant’s business in any part not damaged to the extent reasonably practicable from the standpoint of prudent business management, and Rent and other charges shall be abated proportionately to the portion of the Premises rendered untenantable. The abatement shall be from the date of the Casualty until the Premises have been substantially repaired and restored, or until Tenant’s business operations are restored in the entire Premises, whichever shall first occur. The abatement of the Rent set forth above, and the right to terminate the Lease set forth in Section 18d, are Tenant’s exclusive remedies against Landlord in the event of a Casualty unless caused by the gross negligence or willful misconduct of Landlord.

19. EMINENT DOMAIN. If all of the Premises are taken under the power of eminent domain (or by conveyance in lieu thereof), then this Lease shall terminate as of the date possession is taken by the condemnor, and Rent shall be adjusted between Landlord and Tenant as of such date. If only a portion of the Premises is taken and Tenant can continue use of the remainder, then this Lease will not terminate, but Rent shall abate in a just and proportionate amount to the loss of use occasioned by the taking. Landlord shall be entitled to receive and retain the entire condemnation award for the taking of the Building and Premises. Tenant shall have no right or claim against Landlord for any part of any award received by Landlord for the taking. Tenant, however, shall not be prevented from making a claim against the condemning party (but not against Landlord) for any moving expenses, loss of profits, or taking of Tenant’s personal property (other than its leasehold estate) to which Tenant may be entitled; provided that any such award shall not reduce the amount of the award otherwise payable to Landlord for the taking of the Building and Premises.

20.	ENVIRONMENTAL COMPLIANCE.

a. Tenant’s Responsibility. During the Lease Term, Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any hazardous substances or materials on the Property. For the purposes of this Article 20, the term “Property” shall include the Premises, Building, all Common Areas, the real estate upon which the Building and Common Areas are located; all personal property (including that owned by Tenant); and the soil, ground water, and surface water of the real estate upon which the Building is located. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or in compliance with the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought onto the Property any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after notice is given to Landlord of the identity of such substances or materials. No such notice shall be required, however, for commercially reasonable amounts of ordinary office supplies and janitorial supplies.

b. Landlord’s Responsibility. Landlord represents and warrants that to the best of Landlord’s knowledge there are no hazardous substances or materials on the Property as of the Phase I Commencement Date that (i) have escaped, been disposed of or released thereon, or (ii) in violation of any laws pertaining to environmental matters or regulating, prohibiting or otherwise having to do with asbestos and all other toxic, radioactive, or hazardous wastes or materials (collectively “Environmental Laws”); including, but not limited to, the Federal Clean Air Act, the Federal Water Pollution Control Act, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

c. Liability of the Parties. Both parties shall each indemnify and hold the other party harmless from any penalty, fine, claim, demand, liability, cost, or charge whatsoever which the other party shall incur, or which the other party would otherwise incur, by reason of the first party’s breach of, or failure to comply with, this Article 20 including, but not limited to: (i) the cost of full remediation of any contamination to bring the Property into the same condition as prior to the Phase I Commencement Date and into full compliance with all Environmental Laws; (ii) the reasonable cost of all appropriate tests and examinations of the Premises to confirm that the Premises and any other contaminated areas have been remediated and brought into compliance with Environmental Laws; and (iii) the reasonable fees and expenses of the other’s attorneys, engineers, and consultants incurred by the other party as a result of the breach or in enforcing and confirming compliance with this Article 20. Notwithstanding the foregoing, Tenant’s obligations under this Article 20 shall not apply to any condition or matter existing as of the Phase I Commencement Date or constituting a violation of any Environmental Laws that was not caused, in whole or in part, by Tenant or Tenant’s agents, employees, officers, partners, contractors, servants or invitees. The covenants contained in this Article 20 shall survive the expiration or termination of this Lease, and shall continue for so long as either party and its successors and assigns may be subject to any expense, liability, charge, penalty, or obligation against which the other party has agreed to indemnify it under this Article 20.

d. Inspections by Landlord. Landlord and its engineers, technicians, and consultants, from time to time as Landlord deems appropriate, may conduct periodic examinations of the Premises to confirm and monitor Tenant’s compliance with this Article 20. Such examinations shall be conducted in such a manner as to minimize the interference with Tenant’s Permitted Use; however, in all cases, the examinations shall be of such nature and scope as shall be reasonably required by then existing technology to confirm Tenant’s compliance with this Article 20. Tenant shall fully cooperate with Landlord and its representatives in the conduct of such examinations. The cost of such examinations shall be paid by Landlord unless an examination shall disclose a material failure of Tenant to comply with this Article 20, in which case, the reasonable cost of such examination shall be paid for by Tenant within 10 days after receipt of Landlord’s written demand.

21.	DEFAULT.

a. Tenant’s Default. Tenant shall be in default under this Lease if Tenant:

i. Fails to pay any Base Rent, Additional Rent, or any other sum of money that Tenant is obligated to pay, as provided in this Lease, within five days after the due date; provided, however, that with respect to the first two times during any consecutive 12-month period that Tenant fails to pay Rent when due (each a “Late Payment”), the Late Payment shall not be considered an event of default if, within five business days after receipt of notice from Landlord, Tenant submits the entire Rent due, including any applicable late charge. If directed by Landlord, Tenant must pay the entire amount of the Late Payment with certified funds. Landlord shall forgive Tenant only two Late Payments per any consecutive 12-month period, and any additional Late Payments during that period shall constitute an event of default.

ii. Breaches any other agreement, covenant or obligation in this Lease and such breach is not remedied within 15 days after Landlord gives Tenant notice in accordance with Article 24 below specifying the breach, or if such breach cannot, with due diligence, be cured within 15 days, if Tenant does not commence curing within 15 days and with reasonable diligence completely cure the breach within a reasonable period of time after the notice;

iii. Files any petition or action for relief under any creditor’s law (including bankruptcy, reorganization, or similar action), either in state or federal court, or has such a petition or action filed against it which is not stayed or vacated within 60 days after filing; or

iv. Makes any transfer in fraud of creditors as defined in Section 548 of the United States Bankruptcy Code (11 U.S.C. 548, as amended or replaced), has a receiver appointed for its assets (and the appointment is not stayed or vacated within 30 days), or makes an assignment for benefit of creditors.

b. Landlord’s Remedies. In the event of a Tenant default, Landlord, at its option, may do one or more of the following:

i. Terminate this Lease and recover all damages caused by Tenant’s breach;

ii. Repossess the Premises, with or without terminating the Lease, and relet the Premises at such amount as Landlord deems reasonable;

iii. Declare the entire remaining Base Rent and Additional Rent immediately due and payable, such amount to be discounted to its present value at a discount rate equal to the U.S. Treasury Bill or Note rate with the closest maturity to the remaining term of the Lease as selected by Landlord; provided, however, after receiving payment of the accelerated Rent from Tenant, Landlord shall be obligated to turn over to Tenant any proceeds actually received by Landlord for reletting the Premises during the remainder of the Term less any Reletting Costs, as defined below, up to the amount of accelerated Rent received from Tenant pursuant to this provision.

iv. Bring action for recovery of all amounts due from Tenant;

v. Intentionally Omitted;

vi. Lock and deny Tenant access to the Premises without obtaining any court authorization; or

vii. Pursue any other remedy available in law or equity.

c. Landlord’s Expenses. If the Lease or Tenant’s right of possession to the Premises is terminated due to Tenant’s default, then all reasonable expenses of Landlord in repairing, restoring, or altering the Premises for reletting as general office space, together with leasing fees and all other expenses in seeking and obtaining a new Tenant (collectively “Reletting Costs”), shall be charged to and be a liability of Tenant.

d. Remedies Cumulative. All rights and remedies of Landlord are cumulative, and the exercise of any one shall not exclude Landlord at any other time from exercising a different or inconsistent remedy. No exercise by Landlord of any right or remedy granted herein shall constitute or effect a termination of this Lease unless Landlord shall so elect by notice delivered to Tenant. The failure of Landlord to exercise its rights in connection with this Lease or any breach or violation of any term, or any subsequent breach of the same or any other term, covenant or condition herein contained shall not be a waiver of such term, covenant or condition or any subsequent breach of the same or any other covenant or condition herein contained.

e. No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Rent, Additional Rent and other sums then due shall be deemed to be other than on account of the earliest installment of such payments due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy provided in this Lease.

f. No Reinstatement. No payment of money by Tenant to Landlord after the expiration or termination of this Lease shall reinstate or extend the Term, or make ineffective any notice of termination given to Tenant prior to the payment of such money. After the service of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums due under this Lease, and the payment thereof shall not make ineffective any notice or in any manner affect any pending suit or any judgment previously obtained.

g. Unlawful Detainer. Tenant agrees that in addition to all other rights and remedies Landlord may obtain an order for unlawful detainer from any court of competent jurisdiction without prejudice to Landlord’s rights to otherwise collect rents or breach of contract damages from Tenant.

h. Landlord’s Default. Landlord shall be in default under this Lease if Landlord breaches any agreement, covenant or obligation in this Lease and does not remedy the breach within 15 days after Tenant gives Landlord written notice in accordance with Article 24 below specifying the breach, or if the breach cannot, with due diligence, be cured within 15 days, Landlord does not commence curing within 15 days and with reasonable diligence completely cure the breach within a reasonable period of time after the notice. In the event Landlord fails to cure its breach within the time periods set forth herein, Tenant shall be entitled to pursue any and all remedies available to it at law or in equity; provided, however, that except as expressly provided elsewhere in this Lease, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set off or abate Rent.

22.	MULTIPLE DEFAULTS.

a. Loss of Option Rights. Tenant acknowledges that any rights or options of first refusal, or to extend the Term, to expand the size of the Premises, to purchase the Premises or the Building, or other similar rights or options which have been granted to Tenant under this Lease are conditioned upon the prompt and diligent performance of the terms of this Lease by Tenant. Accordingly, should Tenant commit a monetary or other material default under this Lease and Landlord delivers notice of such default to Tenant on two or more occasions during any 12-month period, in addition to all other remedies available to Landlord, all such rights and options shall automatically, and without further action on the part of any party, expire and be of no further force and effect.

b. Intentionally Omitted.

c. Intentionally Omitted.

23.	BANKRUPTCY.

a. Trustee’s Rights. Landlord and Tenant understand that, notwithstanding contrary terms in this Lease, a trustee or debtor in possession under the United States Bankruptcy Code, as amended, (the “Code”) may have certain rights to assume or assign this Lease. This Lease shall not be construed to give the trustee or debtor in possession any rights greater than the minimum rights granted under the Code.

b. Adequate Assurance. Landlord and Tenant acknowledge that, pursuant to the Code, Landlord is entitled to adequate assurances of future performance of the provisions of this Lease. The parties agree that the term “adequate assurance” shall include at least the following:

i. In order to assure Landlord that any proposed assignee will have the resources with which to pay all Rent payable pursuant to the provisions of this Lease, any proposed assignee must have, as demonstrated to Landlord’s satisfaction, a net worth (as defined in accordance with generally accepted accounting principles consistently applied) of not less than the net worth of Tenant on the Effective Date (as hereinafter defined), increased by 7%, compounded annually, for each year from the Effective Date through the date of the proposed assignment. It is understood and agreed that the financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease.

ii. Any proposed assignee must have been engaged in the conduct of business for the five years prior to any such proposed assignment, which business does not violate the Use provisions under Article 4 above, and such proposed assignee shall continue to engage in the Permitted Use under Article 4. It is understood that Landlord’s asset will be substantially impaired if the trustee in bankruptcy or any assignee of this Lease makes any use of the Premises other than the Permitted Use.

c. Assumption of Lease Obligations. Any proposed assignee of this Lease must assume and agree to be bound by the provisions of this Lease.

24.	NOTICES.

a. Addresses. All notices, demands and requests by Landlord or Tenant shall be sent to the Notice Addresses set forth in Section 1l, or to such other address as a party may specify by duly given notice. The parties shall notify the other of any change in address, which notification must be at least 15 days in advance of it being effective.

b. Form; Delivery; Receipt. ALL NOTICES, DEMANDS AND REQUESTS WHICH MAY BE GIVEN OR WHICH ARE REQUIRED TO BE GIVEN BY EITHER PARTY TO THE OTHER MUST BE IN WRITING UNLESS OTHERWISE SPECIFIED. Notices, demands or requests shall be deemed to have been properly given for all purposes only if (i) delivered against a written receipt of delivery, (ii) mailed by express, registered or certified mail of the United States Postal Service, return receipt requested, postage prepaid, or (iii) delivered to a nationally recognized overnight courier service for next business day delivery to the receiving party’s address as set forth above or (iv) delivered via telecopier or facsimile transmission to the facsimile number listed above, with an original counterpart of such communication sent concurrently as specified in subsection (ii) or (iii) above and with written confirmation of receipt of transmission provided. Each such notice, demand or request shall be deemed to have been received upon the earlier of the actual receipt or refusal by the addressee or three business days after deposit thereof at any main or branch United States post office if sent in accordance with subsection (ii) above, and the next business day after deposit thereof with the courier if sent pursuant to subsection (iii) above. Notices may be given on behalf of any party by such party’s legal counsel.

25. HOLDING OVER. If Tenant holds over after the Expiration Date or other termination of this Lease, such holding over shall not be a renewal of this Lease but shall create a tenancy-at-sufferance. Tenant shall continue to be bound by all of the terms and conditions of this Lease, except that during such tenancy-at-sufferance, Tenant shall pay to Landlord (i) Base Rent at the rate equal to 125% of that provided for as of the expiration or termination date, and (ii) any and all forms of Additional Rent payable under this Lease. The increased Rent during such holding over is intended to compensate Landlord partially for losses, damages and expenses, including frustrating and delaying Landlord’s ability to secure a replacement tenant.

26.	RIGHT TO RELOCATE. [Intentionally Omitted]

27. BROKER’S COMMISSIONS. Each party represents and warrants to the other that it has not dealt with any real estate broker, finder or other person with respect to this Lease in any manner, except the Broker identified in Section 1m. Each party shall indemnify and hold the other party harmless from any and all damages resulting from claims that may be asserted against the other party by any other broker, finder or other person (including, without limitation, any substitute or replacement broker claiming to have been engaged by indemnifying party in the future), claiming to have dealt with the indemnifying party in connection with this Lease or any amendment or extension hereto, or which may result in Tenant leasing other or enlarged space from Landlord. The provisions of this paragraph shall survive the termination of this Lease.

28. ANTI-TERRORISM LAWS. During the term, Tenant shall not (i) be an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended, (ii) violate the Trading with the Enemy Act, as amended, (iii) violate any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iv) violate the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”). Tenant shall, promptly following a request from Landlord, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

29.	GENERAL PROVISIONS/DEFINITIONS.

a. No Agency. Tenant is not and shall never represent itself to be an agent of Landlord, and Tenant acknowledges that Landlord’s title to the Building is paramount, and that Tenant can do nothing to affect or impair Landlord’s title.

b. Force Majeure. The term “force majeure” means: fire, flood, extreme weather, labor disputes, strike, lock-out, riot, government interference (including regulation, appropriation or rationing), unusual delay in governmental permitting, unusual delay in deliveries or unavailability of materials, unavoidable casualties, Act of God, or other causes beyond the party’s reasonable control.

c. Building Standard Improvements. The term “Building Standard Improvements” shall mean the standards for normal construction of general office space within the Building as specified by Landlord, including design and construction standards, electrical load factors, materials, fixtures and finishes.

d. Limitation on Damages. Notwithstanding any other provisions in this Lease, neither Landlord nor Tenant shall be liable to the other for any special, consequential, incidental or punitive damages.

e. Satisfaction of Judgments Against Landlord. If Landlord, or its employees, officers, directors, stockholders or partners are ordered to pay Tenant a money judgment because of Landlord’s default under this Lease, said money judgment may only be enforced against and satisfied out of: (i) Landlord’s interest in the Building in which the Premises are located including the rental income and proceeds from sale; and (ii) any insurance or condemnation proceeds received because of damage or condemnation to, or of, said Building that are available for use by Landlord. No other assets of Landlord or said other parties exculpated by the preceding sentence shall be liable for, or subject to, any such money judgment.

f. Interest. Should Tenant fail to pay any amount due to Landlord within 30 days of the date such amount is due (whether Base Rent, Additional Rent, or any other payment obligation), then the amount due shall thereafter accrue interest at the rate of 12% per annum, compounded monthly, or the highest permissible rate under applicable usury law, whichever is less, until the amount is paid in full.

g. Legal Costs. Should either party prevail in any legal proceedings against the other for breach of any provision in this Lease, then the other party shall be liable for the costs and expenses of the prevailing party, including its reasonable attorneys’ fees (at all tribunal levels).

h. Sale of Premises or Building. Landlord may sell the Premises or the Building without affecting the obligations of Tenant hereunder. Upon the sale of the Premises or the Building, Landlord shall be relieved of all responsibility for the Premises and shall be released from any liability thereafter accruing under this Lease.

i. Time of the Essence. Time is of the essence in the performance of all obligations under the terms of this Lease.

j. Transfer of Security Deposit. If any Security Deposit or prepaid Rent has been paid by Tenant, Landlord may transfer the Security Deposit or prepaid Rent to Landlord’s successor and upon such transfer, Landlord shall be released from any liability for return of the Security Deposit or prepaid Rent.

k. Tender of Premises. The delivery of a key or other such tender of possession of the Premises to Landlord or to an employee of Landlord shall not operate as a termination of this Lease or a surrender of the Premises unless requested in writing by Landlord.

l. Tenant’s Financial Statements. Upon request of Landlord, Tenant agrees to furnish to Landlord copies of Tenant’s most recent annual, quarterly and monthly financial statements, audited if available. The financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied. The financial statements shall include a balance sheet and a statement of profit and loss, and the annual financial statement shall also include a statement of changes in financial position and appropriate explanatory notes. Landlord may deliver the financial statements to any prospective or existing mortgagee or purchaser of the Building. So long as Tenant shall remain a publicly traded company with applicable financials readily available in the public domain, the foregoing obligation to provide financial statements shall be waived.

m. Recordation. This Lease may not be recorded without Landlord’s prior written consent, but Tenant and Landlord agree, upon the request of the other party, to execute a memorandum hereof for recording purposes.

n. Partial Invalidity. The invalidity of any portion of this Lease shall not invalidate the remaining portions of the Lease.

o. Binding Effect. This Lease shall be binding upon the respective parties hereto, and upon their heirs, executors, successors and assigns.

p. Entire Agreement; Construction. This Lease constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written relating to the subject matter hereof. The fact that one of the parties to this Lease may be deemed to have drafted or structured any provision of this Lease shall not be considered in construing or interpreting any particular provision of this Lease, either in favor of or against such party, and Landlord and Tenant hereby waive any applicable rules of construction or interpretation to the contrary.

q. Intentionally Omitted.

r. Choice of Law. This Lease shall be interpreted and enforced in accordance with the laws of the State in which the Premises are located.

s. Effective Date. This Lease shall become effective as a contract only upon the execution and delivery by both Landlord and Tenant. The date of execution shall be entered on the top of the first page of this Lease by Landlord, and shall be the date on which the last party signed the Lease, or as otherwise may be specifically agreed by both parties. Such date, once inserted, shall be established as the final day of ratification by all parties to this Lease, and shall be the date for use throughout this Lease as the “Effective Date”.

30. SPECIAL CONDITIONS. The following special conditions, if any, shall apply, and where in conflict with earlier provisions in this Lease shall control: [N/A]

31. ADDENDA AND EXHIBITS. If any addenda and/or exhibits are noted below, such addenda and exhibits are incorporated herein and made a part of this Lease.

a.	Addendum
b.	Exhibit A – Premises
c.	Exhibit A-1 – Work Letter
d.	Exhibit B – Rules and Regulations
e.	Exhibit C – Commencement Agreement

f.	Exhibit D – Acceptance of Premises

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY

SIGNATURE BLOCKS ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in three originals, all as of the day and year first above written.

TENANT:

KIRKLAND’S, INC.

a Tennessee corporation

By: /s/ W. Michael Madden

Name: W. Michael Madden

Title: SVP/CFO

Date: April 7, 2014

LANDLORD:

HIGHWOODS REALTY LIMITED PARTNERSHIP

a North Carolina limited partnership

By: Highwoods Properties, Inc., a Maryland corporation

      its general partner

By: /s/ W. Brian Reames

Name: W. Brian Reames

Title: Senior Vice President – Regional Manager

Date: April 17, 2014

ADDENDUM

I. ADDITIONAL RENT – OPERATING EXPENSES AND TAXES (EXPENSE STOP)

1. Operating Expenses. The term “Operating Expenses” shall mean all costs incurred by Landlord in the provision of services to tenants and in the operation, management, repair, replacement and maintenance of the Property (as defined below), including, but not limited to, insurance premiums, utilities, heat, air conditioning, janitorial service, labor, materials, supplies, equipment and tools, permits, licenses, inspection fees, salaries and other reasonable compensation of maintenance and management personnel reasonably related to services provided to the Property, management fees in an amount not to exceed 4% of Base Rent, and Common Area expenses. Notwithstanding the foregoing, other than that used by AT&T, Tenant shall be responsible for payment of all costs associated with Tenant’s electrical usage in the Building as provided in Section 5.c of the Lease.

2. Exclusions to Operating Expenses. Notwithstanding the foregoing, Operating Expenses shall not include the following:

a. depreciation on the Building or equipment therein; interest; executive salaries; real estate brokers’ commissions;

b. Taxes (as defined below); Leasing commissions, attorneys’ fees, costs, disbursements and other expenses incurred by Landlord or its agents in connection with negotiations for leases with tenants, other occupants or prospective tenants or other occupants of the Building, and similar costs incurred in connection with disputes with and/or enforcement of any lease with tenants, other occupants, or prospective tenants of other occupants of the Building;

c. “Tenant allowances”, “tenant concessions”, work letter payments, and other cots or expenses (including permit, license and inspection fees) incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants or other occupants of the Building, or vacant, leasable space in the Building, including space planning/interior design fees for same;

d. Depreciation;

e. Costs or expenses related to services, items and benefits provided to a specific tenant or for which Tenant or any other tenant or occupant of the Building specifically reimburses Landlord or pays for on Landlord’s behalf;

f. Costs or expenses (including fines, penalties and legal fees) incurred due to the violation by Landlord of any terms or conditions of this Lease or of the leases of other tenants in the Building, that would not have incurred but for such violation by Landlord;

g. Penalties for late payment of any Operating Expenses by Landlord, including, without limitation, with respect to taxes, equipment leases, etc.;

h. Payments in respect of overhead and/or profit to subsidiaries or affiliates of Landlord or payments for services on or to the Building, or for goods, supplies or other materials, to the extent that the costs of such services, goods, supplies or materials exceed the costs that would have been paid if the services, goods, supplies or materials had been provided by parties unaffiliated with Landlord, if similar skill, competence and experience, on a competitive basis;

i. Payments of principal, finance charges or interest on debt or amortization on any deed of trust or other debt encumbering the Building, and rental payments (or increases in same) under any ground or underlying lease or leases encumbering the Building (except to the extent the same may be made to pay or reimburse property taxes);

j. Rentals and other related expenses, if any, incurred in leasing air conditioning systems or other equipment ordinarily considered to be of a capital nature, except equipment which is used in providing janitorial services and which is not affixed to the Building and equipment which is leased on a temporary basis in emergency situation;

k. Advertising and promotional expenses;

l. Costs or expenses for the acquisition of sculpture, paints or other works of art, but not the reasonable expenses of maintaining, repairing and insuring same;

m. Costs for which Landlord is compensating through or reimbursed by insurance, condemnation awards, warranties or service contracts;

n. Contributions to operating expense reserves (including tax reserves);

o. Contributions to political or charitable organizations;

p. Costs incurred in removing the property of former tenants and/or other occupants of the Building;

q. Costs or fees relating to the defense of landlord’s title or interest in the Building, or any part thereof;

r. Costs or expenses for entertainment, gifts, dining or travel;

s. Landlord’s “in house” legal or accounting fees; and

t. Any other expense which, under generally accepted accounting principles, consistently applied, would not be considered to be a normal maintenance or operating expense of the Building or Common Areas.

Additionally, Operating Expenses shall not include the cost of capital improvements to the Property; provided, however, Landlord may include in Operating Expenses the costs of the following capital items, amortized on a straight-line basis over their useful lives:

a. Any capital improvements or costs made or incurred in order to comply with any new laws, rules or regulations or any changes in existing laws, rules or regulations adopted by any governmental authority after the Phase I Commencement Date; and

b. Any capital improvements that are designed primarily to reduce Operating Expenses, provided that the amortized amount of these capital items in any year will be equal to the estimated resulting reduction in Operating Expenses for the same year.

3. Taxes. The term “Taxes” shall mean any fees, charges or assessments related to the Property that are imposed by any governmental or quasi-governmental authority having jurisdiction over the Property, including, without limitation, ad valorem real property taxes; franchise taxes; personal property taxes; assessments, special or otherwise, imposed on the Property; payments in lieu of real estate taxes; sewer rents; transit taxes; and taxes based on rents. Taxes shall also include the reasonable costs incurred by Landlord in connection with any appeal for a reduction of taxes made in good faith, including, without limitation, the costs of legal consultants, appraisers and accountants. Taxes shall not include any inheritance, estate, succession, transfer, gift, corporate, income or profit tax imposed upon Landlord.

4. Property. The term “Property” shall mean the Building and the improvements, equipment and systems situated therein; the Common Areas; and the real property upon which the Building and Common Areas are situated.

5. Tenant’s Proportionate Share. The term “Tenant’s Proportionate Share” shall mean the following: (a) during the period from and including the Phase I Rent Commencement Date through and including the day immediately preceding the Phase II Rent Commencement Date, Tenant’s Proportionate Share shall equal 54.76%, calculated by dividing the approximately 41,961 rentable square feet of the Phase I space by the approximately 76,626 rentable square feet of the Building; and (b) during the period from and including the Phase II Rent Commencement Date through the remainder of the Term, Tenant’s Proportionate Share shall equal 99.44%, calculated by dividing the approximately 76,199 rentable square feet of the entire Premises by the approximately 76,626 rentable square feet of the Building. To the extent any Operating Expenses and/or Taxes are related to the Building and one or more other buildings owned by Landlord or its affiliate, those Operating Expenses and/or Taxes shall be reasonably allocated by Landlord on an equitable pro rata basis among all of the buildings to which those expenses are related; and Tenant’s Proportionate Share of those expenses shall be calculated based only on the amount of those expenses allocated to the Building.

6. Expense Stop. The Expense Stop shall equal [$5.08] per rentable square foot of the Building ($389,260.08 based on 76,626 rentable square feet of the Building); provided, however, as specified Section 1 above and in Section 5.c of the Lease, other than that used by AT&T, Tenant shall be responsible for payment of all costs associated with Tenant’s electrical usage in the Building.

7. Cap on Controllable Operating Expenses. Notwithstanding any provision herein to the contrary, Landlord hereby agrees that except for Taxes, insurance, utilities and expenses incurred due to Acts of God for which Landlord otherwise is not reimbursed through insurance or other third party sources (collectively, “Uncontrollable

Expenses”), the Operating Expenses for the Building shall not increase, on a cumulative basis, by more than five percent (5%) per annum for purposes of calculating Tenant’s Proportionate Share. Tenant shall pay the full amount of Tenant’s Proportionate Share of increases in Uncontrollable Expenses.

8. Payment of Additional Rent. For the calendar year (or partial calendar year) beginning on the Phase I Commencement Date and for each calendar year thereafter during the Term, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of Operating Expenses and Taxes above the Expense Stop; and

9. Landlord’s Estimate. For the calendar year (or partial calendar year) beginning on the Phase I Commencement Date and for each calendar year thereafter during the Term, Landlord shall deliver to Tenant a written statement of the reasonable estimated Operating Expenses and Taxes for that calendar year above the Expense Stop (if any). Based on Landlord’s estimate, Tenant shall pay to Landlord Tenant’s Proportionate Share of the estimated amount of Operating Expenses and Taxes above the Expense Stop in 12 equal monthly installments, which shall be due and payable at the same time and in the same manner as Base Rent.

10. Annual Reconciliation. Within 180 days after the end of each calendar year or as soon as possible thereafter, Landlord shall send Tenant an annual statement of the actual Operating Expenses and Taxes for the preceding calendar year (the “Annual Statement”). Landlord’s failure to render an Annual Statement for any calendar year shall not prejudice Landlord’s right to issue an Annual Statement with respect to that calendar year or any subsequent calendar year, nor shall Landlord’s rendering of an incorrect Annual Statement prejudice Landlord’s right subsequently to issue a corrected Annual Statement. Pursuant to the Annual Statement, Tenant shall pay to Landlord Additional Rent as owed within 30 days after Tenant’s receipt of the Annual Statement, or Landlord shall adjust Tenant’s Rent payments if Landlord owes Tenant a credit. After the Expiration Date or earlier termination date of the Lease, Landlord shall send Tenant the final Annual Statement for the Term, and Tenant shall pay to Landlord Additional Rent as owed within 30 days after Tenant’s receipt of the Annual Statement, or, if Landlord owes Tenant a credit, then Landlord shall pay Tenant a refund within 30 days after Landlord’s delivery of such notice. If this Lease expires or terminates on a day other than December 31, then Additional Rent shall be prorated on a 365-day calendar year (or 366 if a leap year).

11. Tenant’s Review of Operating Expenses and Taxes. No more than once per calendar year, Tenant, or a qualified professional selected by Tenant (the “Reviewer”), may review Landlord’s books and records relating to Operating Expenses and Taxes (the “Review”), subject to the following terms and conditions:

a. Tenant must deliver notice of the Review to Landlord within 90 days of Tenant’s receipt of the Annual Statement. Thereafter, Tenant must commence and complete its Review within a reasonable time, not to exceed 180 days following Tenant’s receipt of the Annual Statement. No subtenant shall have any right to conduct a Review, and no assigns shall conduct a Review for any period during which such assignee was not in possession of the Premises. If Tenant elects to have a Reviewer conduct the Review, the Reviewer must be an independent nationally or regionally recognized accounting firm that is not being compensated by Tenant on a contingency fee basis.

b. Tenant’s Review shall only extend to Landlord’s books and records specifically related to Operating Expenses and Taxes for the Property during the calendar year for which the Annual Statement was provided and for the two prior calendar years. Books and records necessary to accomplish any Review shall be retained for 12 months after the end of each calendar year, and, upon Landlord’s receipt of Tenant’s notice, shall be made available to Tenant to conduct the Review. The Review shall be conducted during regular business hours at either the Landlord’s division office for the area in which the Premises are located or Landlord’s home office in Raleigh, North Carolina, as selected by Landlord.

c. As a condition to the Review, Tenant and Tenant’s Reviewer shall execute a written agreement providing that the Reviewer is not being compensated on a contingency fee basis and that all information obtained through the Review, as well as any compromise, settlement or adjustment reached as a result of the Review, shall be held in strict confidence and shall not be revealed in any manner to any person except: (i) upon the prior written consent of the Landlord, which consent may be withheld in Landlord’s sole discretion; (ii) if required pursuant to any litigation between Landlord and Tenant materially related to the facts disclosed by the Review; or (iii) if required by law. The written agreement may also set forth Landlord’s reasonable procedures and guidelines for Tenant and Tenant’s Reviewer to follow when conducting the Review.

d. If, after Tenant’s Review, Tenant disputes the amount of Operating Expenses or Taxes set forth in the Annual Statement, Tenant or Tenant’s Reviewer shall submit a written report to Landlord within 30 days after the completion of the Review setting forth any claims to be asserted against Landlord as a result of the Review and specific and detailed explanations as to the reason for the claim(s) (the “Report”). Landlord and Tenant then shall use good faith efforts to resolve Tenant’s claims set forth in the Report. If the parties do not reach agreement on the claims within 30 days after Landlord’s receipt of the Report, then the dispute shall be submitted to arbitration as hereinafter provided. Within 20 days after expiration of the 30-day period referenced in the foregoing sentence, each party shall appoint as an arbitrator a reputable independent nationally or regionally recognized accounting firm or commercial real estate firm with at least 10 years’ experience in accounting related to commercial lease transactions and shall give notice of such appointment to the other party; provided, however, if Tenant used a Reviewer to perform the Review, the Reviewer shall be deemed to have been appointed by Tenant as its arbitrator for purposes of this provision. Within 10 days after appointment of the second arbitrator, the two arbitrators shall appoint a third arbitrator who shall be similarly qualified. If the two arbitrators are unable to agree timely on the selection of the third arbitrator, then either arbitrator on behalf of both may request such appointment from the office of the American Arbitration Association (“AAA”) nearest to the Premises. The arbitration shall be conducted in accordance with the rules of the AAA. If the AAA shall cease to provide arbitration for commercial disputes in location, the third arbitrator shall be appointed by any successor organization providing substantially the same services. Within 10 days after the third arbitrator has been selected, each of the other two arbitrators, on behalf of the party it represents, shall submit a written statement, along with any supporting document, data, reports or other information, setting forth its determination of the amount of Operating Expenses or Taxes that are in dispute. The third arbitrator will resolve the dispute by selecting the statement of one of the parties as submitted to the third arbitrator. Within 10 days after the third arbitrator’s receipt of the statements from the other arbitrators, the third arbitrator shall notify both parties in writing of the arbitrator’s decision. The decision of the third arbitrator shall be final and binding upon the parties and their respective heirs, executors, successors and assigns. If either of the parties fails to furnish its statement to the third arbitrator within the time frame specified herein, the third arbitrator shall automatically adopt the other party’s statement as final and binding. The cost of arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by the party) shall be shared equally by the parties.

e. If the Review or subsequent arbitration determines that Operating Expenses and Taxes in the applicable calendar year were overstated, in the aggregate, by 5% or more, then Landlord shall reimburse Tenant for Tenant’s reasonable Review costs; otherwise, Tenant shall pay its own costs in connection with the Review.

II.	LANDLORD’S WORK

Landlord, at its sole cost and expense (without deduction from the Allowance provided in Exhibit A-1 below), shall (i) deliver prior to the commencement of the Tenant Improvements a portion of the first floor containing approximately 16,268 rentable square feet and the entire third floor of the Building in its “As Is” condition existing as of the date of execution of this Lease, and (ii) update prior to the Phase II Commencement Date all of the existing restrooms in the Building, including installing new flooring, new wall covering, new fixtures and new partitions, all utilizing Building standard materials and finishes mutually agreed upon in good faith by Landlord and Tenant.

III.	GENERATOR

The Building currently is served by an existing generator that powers the Building’s emergency lighting. Tenant shall have the right to tie-in to the generator at Tenant’s sole cost and expense for use solely as an emergency back-up power source for the Premises. The plans and specifications for the tie-in (including, without limitation, the maximum power available for Tenant’s use) shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Landlord, at its sole cost and expense, shall be responsible for performing the necessary maintenance and repair to the generator and shall maintain a commercially reasonable service contract on the generator. Landlord will perform such maintenance and repairs in a commercially reasonable manner and within a commercially reasonable time following the time Landlord first becomes aware of the need for such maintenance or repairs; provided, however, in no event shall Landlord be liable to Tenant for any damage or loss suffered by Tenant as a result of any service disruption, malfunction or failure of the generator, including, without limitation, any damage or destruction of Tenant’s property or any business interruption experienced by Tenant as are result of the foregoing. Additionally, Landlord shall replace the generator if and when the generator fails or otherwise becomes inoperable. Tenant shall have the right, but not the obligation, to tie into the replacement generator.

IV.	RENEWAL OPTIONS

Tenant shall have the right and option to renew the Lease (“Renewal Option”) for two additional periods of five years each (each an “Option Term”) (a separate notice is required for each Option Term); provided, however, each Renewal Option is contingent upon the following: (i) Tenant is not in default at the time Tenant gives Landlord notice of Tenant’s intention to exercise the Renewal Option beyond applicable notice and/or cure periods; and (ii) upon the Expiration Date or the expiration of the first Option Term, as applicable, Tenant has no outstanding default. Following the expiration of the second Option Term, Tenant shall have no further right to renew the Lease pursuant to this provision. The Renewal Options are subject to the following terms and conditions:

a. If Tenant desire to exercise the first Renewal Option, then Tenant must give Landlord notice at least 12 months prior to the Expiration Date of the initial Term. If Tenant exercises the first Renewal Option and thereafter desires to exercise the second Renewal Option, then Tenant must give Landlord notice at least 12 months prior to the Expiration Date of the first Option Term. If Tenant fails to give notice to Landlord prior to the applicable 12-month period, then Tenant shall forfeit the Renewal Option. If Tenant exercises a Renewal Option, then during the applicable Option Term, Landlord and Tenant’s respective rights, duties and obligations shall be governed by the terms and conditions of the Lease, except as provided otherwise herein. Time is of the essence in exercising each Renewal Option.

b. If Tenant exercises the Renewal Option, then during the applicable Option Term, all references to the term “Term”, as used in the Lease, shall mean the “Option Term”.

c. The minimum Base Rent for each Option Term shall be the Fair Market Rental Rate, determined as follows:

Definition. The term “Fair Market Rental Rate” shall mean the market rental rate for the time period such determination is being made for office space in same-class office buildings in the Maryland Farms office park in Brentwood, Tennessee (“AREA”) of comparable condition for space of equivalent quality, size, utility, and location. Such determination shall take into account all relevant factors, including, without limitation, the following matters: the credit standing of Tenant; the length of the term; expense stops; the fact that Landlord will experience no vacancy period and that Tenant will not suffer the costs and business interruption associated with moving its offices and negotiating a new lease; construction allowances and other tenant concessions that would be available to tenants comparable to Tenant in the AREA (such as moving expense allowance, free rent periods, and lease assumptions and take-over provisions, if any, but specifically excluding the value of improvements installed in the Premises at Tenant’s cost), and whether adjustments are then being made in determining the rental rates for renewals in the AREA because of concessions being offered by Landlord to Tenant (or the lack thereof for the Option Term in question). For purposes of such calculation, it will be assumed that Landlord is paying a representative of Tenant a brokerage commission in connection with the Option Term in question, based on the then current market rates.

Determination. Landlord shall deliver to Tenant notice of the Fair Market Rental Rate (the “FMR Notice”) for the Premises for the Option Term in question within 30 days after Tenant exercises the option giving rise for the need to determine the Fair Market Rental Rate. If Tenant disagrees with Landlord’s assessment of the Fair Market Rental Rate specified in a FMR Notice, then it shall so notify Landlord in writing within 10 business days after delivery of such FMR Notice; otherwise, the rate set forth in such notice shall be the Fair Market Rental Rate. If Tenant timely delivers to Landlord notice that Tenant disagrees with Landlord’s assessment of the Fair Market Rental Rate, then Landlord and Tenant shall meet to attempt to determine the Fair Market Rental Rate. If Tenant and Landlord are unable to agree on such Fair Market Rental Rate within 10 business days after Tenant notifies Landlord of Tenant’s disagreement with Landlord’s assessment thereof, then Landlord and Tenant shall each appoint an independent real estate appraiser with an MAI designation and with at least 10 years’ commercial real estate appraisal experience in the AREA market. The two appraisers shall then, within 10 days after their designation, select an independent third appraiser with like qualifications. Within 20 business days after the selection of the third appraiser, a majority of the appraisers shall determine the Fair Market Rental Rate. If a majority of the appraisers is unable to agree upon the Fair Market Rental Rate by such time, then the two closest appraisals shall be averaged and the average will be the Fair Market Rental Rate. Tenant and Landlord shall each bear the entire cost of the appraiser selected by it and shall share equally the cost of the third appraiser.

Administration. If Tenant has exercised the Renewal Option and the Fair Market Rental Rate for the Option Term has not been determined in accordance with this provision by the time that Rent for the Option Term is to commence in accordance with the terms hereof, then Tenant shall pay Rent for the Option Term based on the Fair Market Rental Rate proposed by Landlord pursuant to this provision until such time as the Fair Market Rental Rate has been so determined, at which time appropriate cash adjustments shall be made between Landlord and Tenant such that Tenant is charged Rent based on the Fair Market Rental Rate (as finally determined pursuant to this provision) for the Option Term during the interval in question.

V.	RIGHT TO PURCHASE BUILDING

Landlord grants Tenant a one-time right of offer to purchase the Building (the “Purchase Right”) on the terms and conditions described herein. If at any time during the Term, Landlord, at its sole discretion, elects to sell the Building, Landlord shall offer to sell the Building to Tenant prior to entering into an agreement to sell the Building to a third party by providing written notice to Tenant of its desire to sell the Building and the proposed terms of the sale, including the purchase price and terms of payment and other material economic terms (“Landlord’s Sale Notice”), which shall be consistent with the then-current market terms. Tenant shall have 10 business days from the date of its receipt of Landlord’s Sale Notice to exercise the Purchase Right by providing written notice of such exercise to Landlord (“Tenant’s Purchase Notice”). Time is of the essence for the delivery of Tenant’s Purchase Notice. For a period of 30 days after Landlord’s receipt of Tenant’s Purchase Notice, Landlord and Tenant shall negotiate in good faith a commercially reasonable definitive agreement consistent with standard industry practices related to the purchase and sale of the Building between Landlord and Tenant, which, once executed, shall control the purchase and sale of the Building. If such a definitive agreement cannot be finalized and executed within such 30-day period, provided all parties are acting in good faith, then Tenant’s Purchase Notice and its Purchase Right shall be deemed null and void and of no further force or effect; and Landlord shall be free to sell the Building to a third party. Tenant’s exercise of its Purchase Right is expressly conditioned upon Tenant (a) not being in default under the Lease at the time of Landlord’s Sale Notice, and (b) continuing to lease all the rentable square feet in the Building (less the portion leased by AT&T as referenced hereinabove) at the time of Landlord’s Sale Notice. If Tenant ceases to lease all the rentable square feet in the Building (less the portion leased by AT&T as referenced hereinabove) at any time, then the Purchase Right automatically will become null and void and of no further effect. Additionally, the Purchase Right is personal to Kirkland’s, Inc. In the event Kirkland’s, Inc. assigns its interest in the Lease to any entity other than its affiliate, subsidiary or successor in interest by merger, acquisition or consolidation, the Purchase Right automatically will become null and void and of no further effect.